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                      CELLNET DATA SYSTEMS, INC.
                             BONUS PLAN


1. PURPOSES OF THE PLAN. The purposes of the CellNet Data Systems, Inc. Bonus Plan are to provide a financial incentive to employees to meet corporate and individual goals, to help attract and retain key employees, and to enhance the alignment between employee interests, shareholder interests and the Corporation's success.

2. DEFINITIONS.

     2.1. "TARGET AWARD LETTER" means the letter reflecting each Participant's Target Award.

     2.2.  "BOARD" means the Board of Directors of the Corporation.

     2.3. "COMMITTEE" means the Board or the Compensation Committee of the Board.

     2.4. "CORPORATION" means CellNet Data Systems, Inc., a Delaware corporation, and each of its wholly-owned subsidiaries.

     2.5. "MANAGEMENT" means those Officers of the Corporation designated by the Committee to administer portions of the Plan.

     2.6. "MINIMUM CORPORATION PERFORMANCE LEVEL" means actual Corporation performance equal to fifty percent (50%) of the Committee-approved Corporation Performance Level.

     2.7. "PARTICIPANT" means an eligible employee of the Corporation participating in the Plan during a Performance Period.

     2.8. "PERFORMANCE LEVEL" means the level of performance required to receive the full Target Award. Performance Levels are set for the Corporation as a whole and for Participants individually.

     2.9. "PERFORMANCE PERIOD" means the time period with respect to which an award is earned and paid. Unless otherwise determined by the Committee, each Performance Period under the Plan shall be an annual period that corresponds with the fiscal year of the Corporation.

     2.10.  "PLAN" means this Bonus Plan.

     2.11. "POOL" means the total amount designated by the Committee for awards for a Performance Period.

     2.12. "TARGET AWARD" means the award opportunity established pursuant to Section 5 for each Participant for a Performance Period.

3. ADMINISTRATION OF THE PLAN.


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     3.1.  The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee may delegate specific administrative tasks to Management or others as appropriate for the proper administration of the Plan. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, without limitation, the power

     (i) in its discretion to construe and interpret the terms of the Plan and to determine eligibility, Target Awards and the amount, manner and time of payment of any awards hereunder;

     (ii) to prescribe forms and procedures for purposes of Plan participation and distribution of awards; and

     (iii) to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

     3.2. Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding.

     3.3. In the event of a significant corporate transaction or material change in business conditions, the Committee, at its discretion, may make such changes and adjustments to Target Awards, Performance Levels, eligibility and the amount, time and manner of payment of awards or any other provision of the Plan as the Committee may determine to be appropriate and in furtherance of the Plan's purposes.

4. ELIGIBILITY. The employees eligible to participate in the Plan for a given Performance Period shall be all regular full-time exempt employees of the Corporation. The Chief Executive Officer shall determine the Participants for each Performance Period.

5. AWARD OPPORTUNITY.

     5.1. TARGET AWARD. The Committee shall establish Target Awards, the Corporation Performance Level, the total amount of the Pool for the Performance Period and the allocation of each Participant's Target Award between Corporation Performance and Participant Performance Levels. Management shall establish each Participant Performance Level.

     5.2. TARGET AWARD LETTER. Each Target Award shall be communicated to the Participant pursuant to Target Award Letter in such form as the Committee shall approve. Target Award Letters shall be delivered to Participants as soon as possible after the Target Awards are determined. The Target Award Letter for each Participant shall specify the Target Award, the Participant Performance Level and such terms and conditions as the Committee may specify.

6. PERFORMANCE MEASURES.

     6.1. CORPORATION PERFORMANCE LEVEL. The Corporation Performance Level shall be based on primary corporate performance measures, as determined by the Committee.


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     6.2.  PARTICIPANT PERFORMANCE LEVEL. The Participant Performance Level
shall be based on the Participant's individual goals and objectives, as determined by Management.

7. AWARD DETERMINATION.

     7.1. CORPORATION PERFORMANCE. The actual payout for the Corporation performance component of the Target Award shall range from zero for Corporation performance below the Minimum Corporation Performance Level to one hundred percent (100%) of the Target Award based upon exceptional Corporation performance. The Corporation must achieve the Minimum Corporation Performance Level before the Corporation performance component shall be paid. The Corporation performance component may be reduced or eliminated at the discretion of Management should a Participant not meet the Participant Performance Level or other standards of acceptable performance or behavior.

     7.2. PARTICIPANT PERFORMANCE. Each Performance Period, Management shall review the Participant's performance based on the Participant Performance Level and determine the actual payout for the Participant performance component of the Target Award. The actual payout for the Participant performance component of the Target Award may range from zero for unsatisfactory performance to one hundred percent (100%) of the Participant performance component of the Target Award for exceptional performance. If the Corporation does not achieve the Minimum Corporation Performance Level, Management may, at its discretion, reduce or not pay the individual performance component of the Target Award.

8. AWARD PAYMENT.

     8.1. FORM OF DISTRIBUTIONS. The Corporation shall distribute all awards to the Participants in cash.

     8.2. TIMING OF DISTRIBUTIONS. Subject to Section 7, the Corporation shall distribute the respective award of each Participant to such Participant, generally within sixty (60) days following the end of the Performance Period.

9. TERM OF PLAN. The Plan shall apply first to the 1997 Performance Period. The Plan shall continue until terminated under Section 10.

10. AMENDMENT AND TERMINATION OF THE PLAN. The Committee may amend, alter, suspend or discontinue the Plan at any time, provided that, except as contemplated in Section 3.3, no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to Participants made prior to such amendment, alteration, suspension or discontinuation. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan.

11. TERMINATION OF EMPLOYMENT.

     11.1. In the event that a Participant's employment with the Corporation terminates by reason of the Participant's retirement, total and permanent disability or death, the Management


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may, in its discretion, pay to the Participant or the Participant's representative, as the case may be, all or a portion of the Target Award for the Performance Period in which such termination occurs.

     11.2. No Target Award shall be paid to a Participant whose employment terminates during a Performance Period except as provided in Section 11.1.

12. WITHHOLDING. Distributions pursuant to this Plan shall be subject to all applicable federal, state and local withholding tax requirements.

13. EMPLOYMENT. This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Corporation any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at will, the policies of the Corporation regarding termination of employment nor guarantee further continuing participation in the Plan.

14. SUCCESSORS. The provisions of this Plan shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

15. NONASSIGNMENT. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16. GOVERNING LAW. The Plan shall be governed by the laws of the State of California.